Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

September 11, 2014

Identiv, Inc.

39300 Civic Center Drive, Suite 160

Fremont, California 94538

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated May 13, 2014 and included as Exhibit 5.1 to the Registration Statement on Form S-3, as amended (the “Registration Statement”), by Identiv, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective on May 14, 2014. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 11, 2014 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the proposed offering (the “Offering”) by the Company of up to an aggregate of 2,300,000 shares of the Company’s common stock (the “Shares”), par value $0.001 per share, including an over-allotment option granted to Cowen and Company, LLC (the “Underwriter”) to purchase 300,000 Shares. The Shares will be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of September 11, 2014, by and between the Company and the Underwriter.

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and the prospectus that forms a part thereof; (b) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date; (c) the Company’s Amended and Restated Bylaws, as amended to date; (d) certain resolutions of the Company’s Board of Directors; (e) the Prospectus Supplement; (f) the Underwriting Agreement; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have, among other things, relied upon certificates of public and, as to various factual matters, certificates of officers of the Company. We have not independently verified any factual matter relating to this opinion. In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of such documents.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion, that the Shares, when issued, sold and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)